Exhibit 23.1


                [DELOITTE & TOUCHE LLP LETTERHEAD APPEARS HERE]


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-03040, 333-67581, 333-67581-01, 333-67581-02, 333-67581-03, 333-67581-04,
333-72979, 333-67579, 333-109304, 333-109304-01,  333-109304-02,  333-109304-03,
333-109981 and 333-117600 on Form S-3 (as amended) and Registration Statements Nos. 333-03042, 333-03044, 333-27987, 333-95497, 333-103009, and 333-109941 on
Form S-8 (as amended) of our reports dated March 8, 2005, relating to the consolidated financial statements of UnionBanCal Corporation and subsidiaries and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of UnionBanCal Corporation for the year ended December 31, 2004.


/S/ DELOITTE & TOUCHE LLP

San Francisco, California
March 8, 2005